UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2025

FISCALNOTE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39672	88-3772307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Pennsylvania Avenue NW, 6th Floor,
Washington, D.C. 20004
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (202)793-5300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	NOTE	NYSE
Warrants to purchase one share of Class A common stock	NOTE.WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2025, FiscalNote Holdings, Inc. (the “Company”) entered into definitive agreements providing for a comprehensive realignment of its balance sheet. Closing of the respective refinancing transactions is anticipated on or before August 15, 2025.

The agreements executed provide for the refinancing of the Company’s senior credit facility with a new, $75 million senior secured term loan maturing in August 2029 (the “2025 Term Loan”) and an infusion of capital from the issuance of approximately $33 million in principal amount of new subordinated convertible debt that will be used to repay and retire a comparable portion of the Company’s previously reported subordinated convertible notes. The Company also amended its agreement with its largest long-term subordinated creditor to extend that maturity to align with the 2025 Term Loan.

2025 Term Loan

On August 5, 2025, the Company entered into that certain financing agreement (the “Financing Agreement”), by and among the Company, as Parent Guarantor, the Company’s domestic subsidiaries party thereto as borrowers and guarantors, the lenders from time to time party thereto, and MGG Investment Group LP, as collateral agent and as administrative agent, pursuant to which the lenders agreed to advance the 2025 Term Loan. Proceeds from the 2025 Term Loan are expected to be approximately $72.9 million. The Company intends to use the proceeds from the 2025 Term Loan to retire all obligations and pay all related prepayment fees under its previously reported senior term loan, to retire certain of its obligations under certain legacy convertible subordinated promissory notes, to fund estimated transaction expenses and for general corporate purposes.

Obligations under the 2025 Term Loan will bear interest at variable rates set, at the Company’s option, based on a reference rate plus 7%, or the secured overnight financing rate as administered by the Federal Reserve Bank of New York (“SOFR”) plus 8%. Interest will be payable in cash monthly in arrears.

The principal amount of the 2025 Term Loan will be repayable in consecutive quarterly installments on the last business day of each March, June, September and December of each fiscal year commencing September 30, 2025, in an amount equal to (i) $468,750 with respect to each payment due on September 30, 2025, December 31, 2025, March 31, 2026 and June 30, 2026 and (ii) $937,500 with respect to each payment due thereafter, with the remaining principal amount due at the maturity of the 2025 Term Loan in July 2029 or such earlier time as it may become payable under the Financing Agreement. The Company also agreed to pay the lenders certain fees on a quarterly basis during the time the 2025 Term Loan remains outstanding, and an exit fee upon its maturity date or earlier termination.

The 2025 Term Loan may be prepaid by the Company starting in July 2027. In addition, the Financing Agreement will require prepayments of principal and accrued interest of the 2025 Term Loan upon the occurrence of certain events, including asset sales; receipt of proceeds from debt or equity financings; receipt of insurance payouts, tax refunds, judgments or other extraordinary events; as well as 50% of excess cash flow (as defined in the Financing Agreement) for any year, less any optional prepayments made by the Company in such fiscal year. Prepayments will be subject to certain fees set forth in the Financing Agreement, including the potential requirement to pay a make-whole or other premium upon amounts prepaid.

The 2025 Term Loan will rank senior to all other debt and will be secured by a first priority lien on substantially all of the Company’s assets. The Financing Agreement contains representations, warranties, covenants, terms and conditions customary for senior secured term loans of this type. These include covenants limiting the ability of the Company and its subsidiaries, subject to certain exceptions and baskets, to, among other things, (i) incur indebtedness, (ii) incur liens on their assets, (iii) enter into any transaction of merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business, (iv) dispose of any of their property, or, issue or sell any shares of a subsidiary’s stock, (v) make any payment or prepayment for any subordinated indebtedness, pay any earn-out payment, seller debt or deferred purchase price payments, or (vi) declare or pay any dividend or make any other distribution. The representations, warranties and covenants contained in the Financing Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties therein, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Financing Agreement only provides investors with information regarding the terms of the Financing Agreement, and will not provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The Financing Agreement also contains four financial covenants: a minimum cash balance requirement, a minimum ARR requirement, a minimum adjusted EBITDA requirement and a capital expenditure limitation.

The Financing Agreement contains certain events of default, including, among others, (i) failure to pay, (ii) breach of representations and warranties, (iii) breach of covenants, subject to any cure periods described therein, and (iv) failure to pay principal or interest on any other material debt. If any event of default occurs and is not cured within applicable grace periods set forth in the Financing Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated. Upon the occurrence of a default, in addition to the lenders being able to declare amounts outstanding under the 2025 Term Loan due and payable, the lenders will be entitled to elect to increase the interest rate by 3% per annum.

The foregoing description of the Financing Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Financing Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Purchase Agreement, Convertible Debentures and Registration Rights Agreement

In conjunction with the establishment of the 2025 Term Loan and in order to fund the Redemption (as defined below), on August 5, 2025 (the “Purchase Agreement Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with YA II PN, Ltd (the “Investor”), pursuant to which the Company will issue the Investor convertible debentures in an aggregate principal amount of approximately $33 million (the “Debentures”) for a total cash purchase price of approximately $30 million, subject to satisfaction of certain closing conditions. The Debentures will be issued in two tranches, of which (i) $21 million is expected to be issued on or about the date of the funding of the 2025 Term Loan (the “Initial Closing”) and (ii) $12.3 million will be issued on or about the date of the effectiveness of an initial resale registration statement (the “Initial Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) for the Investor’s resale of the Debenture Conversion Shares (as defined below). The Company’s obligations under the Purchase Agreement and the Debentures will be guaranteed by FiscalNote, Inc., a wholly owned subsidiary of the Company, and will be contractually subordinated to the Company’s obligations under its senior secured indebtedness, including the 2025 Term Loan, and the New GPO Note (as defined below).

The Debentures will mature 18 months from the applicable date of issuance and will bear interest at a rate of 5% per annum, or 18% per annum in the event of a continuing event of default. At any time prior to maturity and subject to the ownership and conversion limitations described below, the Investor is entitled to convert any portion of the principal amount of the Debentures and accrued interest thereon into shares (the “Debenture Conversion Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), at the Debenture Conversion Price. The “Debenture Conversion Price” equals 94% of the lowest daily volume weighted average trading price (“VWAP”) during the five trading days prior to the conversion date, but in no event shall the Debenture Conversion Price be lower than the Floor Price (as defined in the Debentures) then in effect, subject to downward adjustment to equal 20% of average of the daily VWAPs for the five trading days prior to the earlier of (i) the date of effectiveness of the Initial Registration Statement, or (ii) February 5, 2026 (the “Floor Price”).

In the event (i) the daily VWAP is less than the Floor Price then in effect for any five trading days during a period of seven consecutive trading days (a “Floor Price Event”), (ii) the Company has issued in excess of 99% of the Common Shares available under the NYSE Limitation, where applicable (an “Exchange Cap Event”), or (iii) at any time after an applicable deadline for an effective registration statement to be on file as set forth in the Registration Rights Agreement (as defined below), the Investor is unable to utilize a Registration Statement (as defined below) to resell Debenture Conversion Shares for a period of ten (10) consecutive trading days (a “Registration Event” and each of (i), (ii), and (iii), an “Amortization Event”), then the Company will be required to (A) in the case of a Floor Price Event, make certain amortizing payments to the Investor (if and to the extent permitted under the subordination agreements) or reduce the Floor Price to no more than 75% of the closing price on the trading day immediately prior to such notice, (B) in the event of an Exchange Cap Event, make certain amortizing payments to the Investor (if and to the extent permitted under the subordination agreements) until the date the Company has obtained stockholder approval to increase the number of shares issuable or to remove the NYSE Limitation, or (C) in the event of a Registration Event, make certain amortizing payments to the Investor (if and to the extent permitted under the subordination agreements) until such Registration Event has been cured or the Investor is able to resell the Debenture Conversion Shares in accordance with Rule 144 under the Securities Act.

In accordance with the terms of the Debentures, during any calendar month, the Investor is not permitted to convert more than an aggregate principal amount of the Debentures equal to the greater of (1) 15% of the monthly trading value of the Class A Common Stock during such calendar month or (2) $6,000,000 (the “Conversion Limitation”), subject to certain exceptions.

The Company may not issue any shares of Class A Common Stock under the Debentures if such issuance would result in the Investor beneficially owning in excess of 4.99% of the outstanding Class A Common Stock. In addition, because the issuance of the Debenture Conversion Shares in full could exceed 19.99% of the voting power or the number of shares of the Company’s common stock currently outstanding (the “NYSE Limitation”), the Company will seek stockholder approval of the issuance in accordance with Section 312.03(c) of the NYSE Listing Manual (the “NYSE 20% Rule”). Until the receipt of such stockholder approval, or if stockholder approval is obtained by written consent, the 20th day following the filing of an Information Statement on Schedule 14C, the Company may not issue any shares of Class A Common Stock under the Debentures if such issuance would cause the shares issued or issuable pursuant to the Debentures to exceed the NYSE Limitation set forth in the NYSE 20% Rule.

The Debentures provide for customary events of default for transactions of this type, upon which repayment of the Debentures may be accelerated, including failure to pay any amounts due and owing under the Debentures, failure to timely deliver the Debenture Conversion Shares, an uncured breach of any terms of the Debentures and a default under certain of the Company’s other indebtedness.

Pursuant to the Purchase Agreement, on the Initial Closing, the Company will also enter into a registration rights agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company is required to register for resale the Debenture Convertible Shares. Within fourteen days of the Initial Closing, the Company shall file the Initial Registration Statement with the SEC under the Securities Act covering the Investor’s resale of up to 85,000,000 Debenture Convertible Shares. Thereafter, to the extent the Initial Registration Statement did not cover the full amount of the Debenture Convertible Shares, the Company may be required to file subsequent registration statements (together with the Initial Registration Statement, the “Registration Statements”).

The Purchase Agreement, the Debentures and the Registration Rights Agreement include certain customary representations, warranties and covenants with respect to the Company and the Investor, as well as certain negative covenants related to the Company’s ability to incur indebtedness and issuances of securities at variable rates. The representations, warranties and covenants contained in the Purchase Agreement, the Debentures and the Registration Rights Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties therein, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement, the Debentures and the Registration Rights Agreement only provide investors with information regarding the terms of the Purchase Agreement, the Debentures and the Registration Rights Agreement, and will not provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing description of the Purchase Agreement, the Debentures and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, the form of Debenture and the form of Registration Rights Agreement, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 hereto, respectively, and incorporated herein by reference.

Redemption and Exchange Agreement and New GPO Note

In conjunction with the establishment of the 2025 Term Loan, on August 5, 2025, the Company entered into a redemption and exchange agreement with GPO FN Noteholder, LLC (the “Holder”) (the “Redemption and Exchange Agreement”), pursuant to which the Company will, subject to satisfaction of certain closing conditions, (i) redeem $25 million in aggregate principal outstanding (the “Redemption”) of that certain subordinated promissory note due July 3, 2028 issued by the Company to Holder on July 3, 2023 (the “Existing Note”) and (ii) issue a new subordinated convertible promissory note to the Holder (the “New GPO Note”) in exchange for and cancellation of the Existing Note (the “Note Exchange”). The Note Exchange will occur on a date mutually agreed between the parties, which is anticipated to be on or about the date of the funding of the 2025 Term Loan (the “Exchange Closing”). Until sixty days after the Exchange Closing, the Company will have the option to redeem up to $5 million in aggregate principal outstanding under the New GPO Note for a cash payment to the Holder of $2 million. The New GPO Note will be guaranteed by the Company’s domestic subsidiaries which are parties to the Financing Agreement, and will be contractually subordinated to the Company’s obligations under the 2025 Term Loan.

The New GPO Note will mature 91 days after the fourth anniversary of the 2025 Term Loan (the “New Maturity Date”). The New GPO Note will bear interest at a rate of 7.50% per annum payable quarterly in arrears, in cash or, provided no event of default is then occurring under the New GPO Note, freely tradeable shares (“Interest Shares”) of the Class A Common Stock, at the Company’s option, with the value per share determined with reference to the VWAP of the Class A Common Stock over the trading days occurring within the thirty (30) calendar days prior to the applicable interest payment date. If an event of default occurs under the New GPO Note, the interest rate shall be increased to 11.25% per annum during such time as the event of default is continuing.

At any time prior to the New Maturity Date, the Holder will be entitled to convert all or any portion of the principal amount of the New GPO Note and accrued interest thereon into shares of Class A Common Stock (the “Conversion Shares”) at an initial conversion price of $6.91 per share (the “Conversion Price”). The Conversion Price will be subject to customary anti-dilution adjustments for stock splits and similar transactions and, subject to standard exceptions, weighted average anti-dilution protection for issuances below the then-prevailing Conversion Price.

Under the terms of the New GPO Note, the Company is required to make quarterly installment payments of $2 million of the outstanding principal beginning April 1, 2026 (each, an “Installment Date”) in the form of freely tradeable shares of Class A Common Stock (the “Installment Shares”), cash, or a combination thereof. Installment Shares shall be issued at a price equal to the lowest of (i) the then-effective Conversion Price under the New GPO Note, (ii) 95% of the VWAP of the Class A Common Stock over the ten (10) trading days immediately preceding the applicable Installment Date and (iii) 95% of the VWAP of the Class A Common Stock over the trading days occurring within the ninety (90) calendar day period immediately preceding the applicable Installment Date.

In accordance with the terms of the New GPO Note, the Company may not issue any shares of Class A Common Stock under the New GPO Note if such issuance would result in the Holder beneficially owning in excess of 4.99% of the outstanding Class A Common Stock, which limitation may be increased to up to 9.99% upon 61 days’ notice to the Company (the “Ownership Limitation”). In addition, because the issuance of the Conversion Shares, Installment Shares and Interest Shares in full could exceed the NYSE Limitation the Company will seek stockholder approval of the issuance in accordance with the NYSE 20% Rule. Until the receipt of such stockholder approval, or if stockholder approval is obtained by written consent, the 20th day following the filing of an Information Statement on Schedule 14C, the Company may not issue any shares of Class A Common Stock under the New GPO Note if such issuance would cause the shares issued or issuable pursuant to the New GPO Note to exceed the NYSE Limitation set forth in the NYSE 20% Rule.

The New GPO Note provides for customary events of default for transactions of this type, upon which repayment of the New GPO Note may be accelerated, including failure to pay any amounts due and owing under the New GPO Note, failure to deliver the Conversion Shares, an uncured breach of any terms of the New GPO Note and a default under certain of the Company’s other indebtedness.

The Redemption and Exchange Agreement and the New GPO Note includes certain customary representations, warranties and covenants with respect to the Company and the Holder, as well as certain negative covenants related to the Company’s ability to incur indebtedness. The representations, warranties and covenants contained in the Redemption and Exchange Agreement and the New GPO Note were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties therein, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Redemption and Exchange Agreement and the New GPO Note only provide investors with information regarding the terms of the Redemption and Exchange Agreement and the New GPO Note, and will not provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Under the Redemption and Exchange Agreement, the Company also granted certain registration rights to the Holder, pursuant to which the Company is required to register for resale the Interest Shares, Conversion Shares and Installment Shares (collectively, the “Issuable Shares”). No later than November 15, 2025, the Company shall file an initial resale registration statement under the Securities Act with the SEC covering a portion of the Issuable Shares. Thereafter, the Company shall annually file additional resale registration statements covering a specified portion of Issuable Shares.

The foregoing description of the Redemption and Exchange Agreement and the New GPO Note does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement and the form of the New GPO Note, copies of which are filed as Exhibits 10.5 and 10.6 hereto, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The Debentures and the Debenture Conversion Shares, if any, will be issued in reliance on an exemption from registration afforded by Section 4(a)(2) under the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder. The New GPO Note and the Interest Shares, Conversion Shares and Installment Shares, if any, will be issued in reliance on an exemption from registration afforded by Section 3(a)(9) and/or Section 4(a)(2) under the Securities Act.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release related to the refinancing transactions is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information furnished on this report under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Financing Agreement, dated as of August 5, 2025, by and among the Company, as Parent Guarantor, the Company’s domestic subsidiaries party thereto as borrowers and guarantors, the lenders from time to time party thereto, and MGG Investment Group LP, as collateral agent and as administrative agent.

10.2*	Securities Purchase Agreement, dated as of August 5, 2025, by and between the Company and YA II PN, Ltd.

10.3	Form of Convertible Debenture.

10.4	Form of Registration Rights Agreement by and between the Company and YA II PN, Ltd.

10.5*	Redemption and Exchange Agreement, dated as of August 5, 2025, by and between the Company and GPO FN Noteholder, LLC.

10.6	Form of Subordinated Convertible Promissory Note Due 2029.

99.1	Press Release, dated August 6, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601. The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Todd Aman
Name:	Todd Aman
Title:	Chief Legal & Administrative Officer

Date:	August 6, 2025